                                                                  EXHIBIT 99.8.7

                              ASSUMPTION AGREEMENT

       WHEREAS, GMAC Commercial Credit LLC, (as "Agent" and "Lender"), as successor-by-merger to BNY Financial Corporation which was the successor in interest to The Bank of New York Commercial Corporation and Fleet Bank, N.A. (as "Lender"), presently provide financing to Jaco Electronics, Inc. ("Jaco") and Nexus Custom Electronics, Inc. ("Nexus"), (jointly and severally the "Debtor") pursuant to a Second Restated and Amended Loan and Security Agreement dated September 13, 1995, as supplemented and amended from time to time (the "Agreement"). Initially capitalized terms not otherwise defined herein shall have such meaning ascribed to such terms under the Agreement; and

       WHEREAS, Interface Electronics Corp. ("Interface") is a newly acquired subsidiary of Jaco; and

       WHEREAS, the Debtor is desirous of having Interface become an additional borrower under the terms of the Agreement, and become a party, jointly and severally, of the defined term "Debtor" under the Agreement;

       NOW, THEREFORE, for good and valuable consideration the receipt whereof is hereby acknowledged, it is hereby agreed by and between the undersigned as follows:

       1. Interface shall become a borrower under the Agreement and be included in the term "Debtor", and thereby become, jointly and severally liable for all Obligations, including all Loans under the Agreement, and a party to the Agreement and all of the ancillary agreements relating to the Agreement and executed by Jaco and Nexus which are still in effect, as they may apply to Interface as an integrated party into the term "Debtor", in the same manner and effect, and to the same extent as if Interface was an original signatory as Debtor under the Agreement. Any references to "Debtor" under the Agreement shall henceforth be deemed to include Jaco, Nexus and Interface upon the effective date of this Assumption Agreement.

       2. By execution of this Agreement each of Jaco, Nexus and Interface hereby ratify, and assume, jointly and severally, each and every Obligation (as that term is defined in the Agreement, including but not limited to, all Loans and extensions of credit made to the Debtor under the Agreement), to the same extent as if they were all original signatories thereof. By their signatures below, Jaco, Nexus and Interface agree that all outstanding Obligations under the Agreement are their valid and binding obligations and that they are jointly and severally liable for any such outstanding Obligations and thereby promise to pay all such Obligations together with applicable interest to the Lenders in accordance with the terms of the Agreement.

       3. Interface hereby irrevocably authorizes Jaco to act as its agent in connection with any and all requests for Loans, receipt of advances and any other communications between Debtor and Lender under the Agreement in the same manner and to the same extent as if Interface had made any such requests or received any such advances.

       4. Jaco and Interface represent and warrant to the Lender that as of the time of execution of this Assumption Agreement, Interface has become a wholly owned subsidiary of Jaco.

       IN WITNESS WHEREOF, the parties hereto have executed this Assumption Agreement on June 6, 2000.

                                                JACO ELECTRONICS, INC.


                                                By:  /s/ Joel Girsky
                                                   ----------------------------
                                                     Title: President

                                                NEXUS CUSTOM ELECTRONICS, INC.


                                                By:  /s/ Joel Girsky
                                                   ----------------------------
                                                     Title: President

                                                INTERFACE ELECTRONICS CORP.


                                                By:  /s/ Joel Girsky
                                                   ----------------------------
                                                     Title: President

ACCEPTED AND AGREED:
GMAC COMMERCIAL CREDIT LLC
(as Agent and Lender)

By: /s/ Daniel J. Murray
   -----------------------------
    Title: Senior Vice President

FLEET BANK, N.A.
(as Lender)

By: /s/ Alice Adelberg
   -----------------------------
    Title: Vice President

            CONSENT AND RATIFICATION OF GUARANTEES AND INCLUSIONS OF
            INTERFACE ELECTRONICS CORP. INTO THE SECOND RESTATED AND
          AMENDED LOAN AND SECURITY AGREEMENT DATED SEPTEMBER 13, 1995,
                  AS SUPPLEMENTED AND AMENDED FROM TIME TO TIME
                                (THE "AGREEMENT")

The undersigned, in order to induce the Lender to accept Interface Electronics Corp. ("Interface") as an additional borrower, to be integrated in the definition as "Debtor" under the Agreement, and to extend Loans and other credit facilities to Interface, all as more fully described in the Assumption Agreement, stated immediately hereinabove, hereby ratify each of the "Guaranties" presently existing and previously ratified under a certain Letter Agreement dated September 6, 1995, executed by each of the undersigned and addressed to The Bank of New York Commercial Corporation, predecessor in interest to BNY Financial Corporation, which was incorporated by merger into GMAC Commercial Credit LLC ("GMAC"). The undersigned hereby further state that such Guaranties shall remain in full force and effect, guaranteeing all Obligations (including, but not limited to all Loans and other extensions of credit under the Agreement), of the Debtor to the Lenders, including but not limited to, all Obligations of Interface by reason of its assumption of Obligations under and inclusion into the Agreement as Debtor, and the terms of each of the Guaranties are hereby amended to include, without limitation, the unconditional guaranty of the due payment of all indebtedness, liabilities and Obligations, whether now existing, or hereafter arising of Jaco Electronics, Inc., Nexus Custom Electronics, Inc. and Interface Electronics Corp. to GMAC as Agent and Lender, and Fleet Bank, N.A. as Lender, and except as hereby modified or previously modified, the Guaranties shall remain in full force and effect in accordance with their terms.

DISTEL, INC.                                      QUALITY COMPONENTS, INC.


By: /s/ Joel Girsky                               By: /s/ Joel Girsky
   --------------------------------                  --------------------------
Title: President                                  Title: President

JACO OVERSEAS, INC.                               R.C. COMPONENTS, INC.

By: /s/ Joel Girsky                               By: /s/ Joel Girsky
   --------------------------------                   -------------------------
Title: President                                  Title: President

MICATRON, INC.                                    NEXUS CUSTOM ELECTRONICS, INC.


By: /s/ Joel Girsky                               By: /s/ Joel Girsky
   ------------------------------                    --------------------------
Title: President                                  Title: President

ACCEPTED AND AGREED TO:
GMAC COMMERCIAL CREDIT LLC                        FLEET BANK, N.A.
(as Agent and Lender)                             (as Lender)

By: /s/ Daniel J. Murray                           By: /s/ Alice Adelberg
   ------------------------------                    --------------------------
Title: Senior Vice President                       Title: Vice President

                           GMAC COMMERCIAL CREDIT LLC
                           GENERAL SECURITY AGREEMENT

In consideration of loans, credit or other financial accommodation extended or continued from time to time to, or on the guaranty, endorsement or other assurance of, the undersigned ("Obligor") by GMAC Commercial Credit LLC ("GMAC"), Obligor hereby agrees as follows:

1.         SECURITY INTEREST.

a. To secure the payment and performance of all of the Obligations, Obligor hereby grants to GMAC a continuing security interest in, and assigns and pledges to GMAC, the Collateral.

b. (i) "Collateral" shall mean and include (A) all property listed in Schedule A hereto, (B) if such property includes any instruments, all Instrument Collateral, (C) the proceeds, products and accessions thereof and thereto and (D) all replacements and substitutions therefor.

           (ii) "Obligations" shall mean and include all indebtedness, liabilities, obligations, covenants and duties of Obligor and of Jaco Electronics, Inc. and Nexus Custom Electronics, Inc. to GMAC as Agent and any other Lender (as such terms are defined in a Second Restated Loan and Security Agreement dated September 13, 1995, as amended, modified and supplemented from time to time, hereinafter referred to as the "Agreement") party to the Agreement, or any Affiliate of GMAC (including those which GMAC or such Affiliate may have acquired from others) of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and whether or not evidenced by any note or other instrument or agreement and whether or not for the payment of money, including, but not limited to, indebtedness, obligations, (including but not limited to all Obligations under the Agreement), and liabilities to GMAC or such Affiliate of Obligor as a member of any partnership, syndicate, association or other group, or as a guarantor of the Obligations of any other entity to GMAC or such affiliate.

           (iii) Affiliate, Instrument Collateral and certain other terms used herein are defined in Section 13 hereof.

2.         RANK AND PERFECTION OF SECURITY INTEREST.

a. Obligor will not grant or permit to exist, nor shall there exist, any security interest in, lien, attachment, levy or encumbrance upon, or assignment or pledge as security of, any of the Collateral, except the security interest of and assignment and pledge to GMAC hereunder and Permitted Liens.

b.         (i)   Obligor will take all action requested by GMAC, or which may be necessary or desirable, to perfect, continue, evidence, preserve, protect or validate the security interest of and assignment and pledge to GMAC hereunder or to enable GMAC to exercise and enforce its rights hereunder, including, but not limited to, (A) executing and delivering one or more notices, statements, agreements or other writings, and (B) delivering to GMAC, and stamping or otherwise marking, in such manner as GMAC may specify, any and all chattel paper, instruments, letters and advices of credit and documents constituting part of the Collateral, in each case endorsed or accompanied by such instruments of assignment as GMAC may specify. (ii) Obligor hereby authorizes GMAC, at its option but without any obligation so to do, to file financing and continuation statements and amendments to financing statements, naming Obligor as debtor, with respect to any of the Collateral without the signature of Obligor, and agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

3.         COVENANTS RELATING TO COLLATERAL.  Obligor covenants that:

a. It shall at all times: (i) be the sole owner of each and every item of Collateral, (ii) defend the Collateral against the claims and demands of all persons and (iii) in the case of tangible property constituting part of the collateral, (A) properly maintain and keep in good order and repair such property and (B) keep such property fully insured with responsible companies acceptable to GMAC against such risks as such Collateral may be subject to, or as GMAC may request, under policies containing loss payable clauses naming GMAC as loss payee as its interests may appear and otherwise in form and substance satisfactory to GMAC, and providing that: (1) all proceeds thereof shall be payable to GMAC;
           (2) such insurance shall not be affected by any act or neglect of Obligor or other owner of the property described in such policy;
           and (3) such policy and loss payable clause may not be canceled or amended except upon ten days' prior written notice to GMAC;

b. It will comply with the requirements of all leases, mortgages and other instruments relating to premises where any Collateral is located;

c. It will not sell or otherwise dispose of any of the Collateral, except that, if the same constitute Collateral, (i) accounts may be collected in the ordinary course of business and (ii) inventory or farm products may be sold in the ordinary course of business.

d. It will give GMAC prompt notice of (i) any change in (A) its name, identity or corporate structure, (B) the location of its chief executive office or any other place of business, or (C) the location of any of the Collateral or its books and records concerning any accounts, (ii) the location of each new place of business opened by Obligor, (iii) each new location of any Collateral, and (iv) any substantial loss or depreciation in the value of any of the Collateral, and will provide GMAC with such other information as to the Collateral as GMAC may request.

e.         It will (i) whether or not GMAC shall have exercised its rights under
           Section 4(b) (iii) hereof, receive and hold all Distributions (other than Ordinary Distributions GMAC has released pursuant to the provisions of Section 4(c) hereof) and other Instrument Collateral in trust for GMAC, and not commingle the same with any of its other funds or property and immediately deliver the same to GMAC in the identical form received and (ii) give GMAC copies of all notices and other communications received by Obligor with respect to any instruments registered in the name of Obligor constituting part of the Collateral.

4.         PRE-EVENT OF DEFAULT RIGHTS.

a. At any time and from time to time: (i) GMAC may and is hereby authorized to transfer into or register in the name of itself or its nominee any instruments or documents constituting a part of the Collateral without notice to Obligor; (ii) with respect to instruments, if any, constituting part of the Collateral that are registered in the name of GMAC, GMAC may receive and retain all Distributions, other than Ordinary Distributions that GMAC has released pursuant to Section 4(c); and (iii) Obligor will: (A) permit representatives of GMAC during normal business hours to inspect its premises and books and records pertaining to the Collateral and make extracts from such books and records; and (B) upon request, enter into warehousing, lockbox or other custodial arrangements satisfactory to GMAC.

b. Should GMAC at any time and for any reason deem itself to be insecure or the risk of non-payment or non-performance of any of the obligations increased: (i) with respect to instruments, if any, constituting part of the Collateral, GMAC may, by notice to Obligor, terminate Obligor's rights under Section 4(c) hereof (in which case GMAC's release pursuant to such Section of any and all Ordinary Distributions shall thereupon be automatically revoked) and, in its own or Obligors name, exercise any and all powers with respect to such instruments with the same force and effect as could Obligor; (ii) GMAC may, without notice to Obligor: (A) if the Collateral consists in whole or in part of accounts of or other claims or rights of Obligor (including accounts, claims and rights which are Collateral by reason of their constituting proceeds), notify the account debtors with respect to such accounts, and all other persons against whom Obligor has such claims or rights, of GMAC's rights hereunder, collect all amounts payable with respect to such accounts, claims and rights directly and apply such collections to the repayment of the Obligations in such order as it may elect; (B) in its own or Obligors name, demand, sue for, collect or receive any money or property payable or receivable on account of or in exchange for, make any compromise or settlement with respect to, or modify any of the terms of any of, the Collateral as GMAC may in its sole discretion elect; (C) if the Collateral includes any of Obligors accounts, receive and open mail addressed to Obligor and change the address for delivery of Obligor's mail to an address designated by GMAC and notify the postal authorities of any such change; (D) in the name and on behalf of Obligor, endorse instruments and other evidences of payment collected or received by GMAC on account of the Collateral; and (E) appropriate and hold, or apply (directly or by way of set-off) to the payment of the Obligations (whether or not then due), all money of Obligor then or thereafter in possession of GMAC, all amounts representing Distributions then or thereafter in the possession of GMAC, the balance of every deposit account (demand or time, matured or unmatured) of Obligor then or thereafter with GMAC and every other claim of Obligor then or thereafter against GMAC; and (iii)
           Obligor will, upon request of GMAC: (A) receive and hold all proceeds of Collateral in trust for GMAC and not commingle any collections with any of its other funds; (B) immediately deliver such collections to GMAC in the identical form received; and (C) deliver to GMAC additional property as security for, or make one or more payments on account of, the Obligations in an amount satisfactory to GMAC.

c. Unless and until GMAC exercises its rights under Section 4(b)(i), Obligor may, with respect to any instruments constituting part of the Collateral, (i) collect and receive for its own use all Ordinary Distributions (and for such purpose and to that extent, GMAC hereby releases each such Distribution from the Collateral, such release to be effective in the case of each Ordinary Distribution at the time thereof); and (ii) vote and give consents, ratifications and waivers with respect to such instruments except to the extent that any such would, in the sole judgment of GMAC, detract from the value of such instruments as Collateral hereunder, and from time to time upon request from Obligor, GMAC shall deliver to Obligor suitable assignments, orders and proxies so that Obligor may receive such Distributions and cast such votes, consents, ratifications and waivers; each such request from Obligor shall constitute a representation and warranty by Obligor hereunder that there is no reason at such time for GMAC to deem itself to be insecure or the risk of non-payment or non-performance of any of the Obligations to be increased.

d. GMAC may obtain the appointment of a receiver of any of the Collateral and Obligor waives any right to notice of and consents to such appointment.

5.         EVENTS OF DEFAULT.

a. It shall be an Event of Default if: (i) Obligor defaults in the payment when due of any of the Obligations; (ii) Obligor otherwise defaults in the performance of any of the Obligations, (iii) any representation or warranty made by Obligor to GMAC hereunder or in connection with any of the other Obligations proves to have been incorrect or misleading in any material respect when made; (iv) Obligor fails to pay when due any other indebtedness for borrowed money, the maturity of any such indebtedness is accelerated or an event occurs which, with notice or lapse of time or both, would permit acceleration of such indebtedness; (v) Obligor (if an individual) or any Individual Guarantor dies or becomes incompetent, or any Guarantor challenges, or institutes any proceedings, or any proceedings are instituted, to challenge, the validity, binding effect or enforceability of this Agreement; (vi) Obligor (if a business entity) or any Guarantor (if a business entity) is dissolved or is a party to any merger or consolidation or sells or otherwise disposes of all or substantially all of its assets without the written consent of GMAC; (vii) any Guarantor creates a security interest in or lien upon, or an attachment or levy is made upon, any assets of such Guarantor, or a judgment is rendered against any Guarantor or against Obligor; (viii) Obligor or any Guarantor becomes insolvent or unable to meet its debts as they mature, or is generally not paying its debts as they become due, or suspends or ceases its present business, or a custodian, as defined in Title 11 of the United States Code, of substantially all of its property shall have been appointed or taken possession;
           (ix) a case

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


           under such Title 11, or any proceeding under any other federal or state bankruptcy, insolvency or other law related to the relief of debtors, the readjustment, composition or extension of indebtedness or reorganization, is commenced by or against Obligor or any Guarantor; (x) Obligor or any Guarantor makes any payment on account of any Indebtedness subordinated to any of the Obligations in contravention of the terms of such subordination;
           (xi) Obligor or any copartnership of which Obligor is a member is expelled from or suspended by any stock or securities exchange or other exchange; or (xii) an Event of Default shall occur under the terms of the Agreement.

b. The occurrence of an Event of Default shall be conclusively presumed to have increased the risk of non-payment or non-performance of the Obligations, and GMAC shall be conclusively presumed, thereupon, to have deemed itself to be insecure.

6. POST-EVENT OF DEFAULT RIGHTS. Upon the occurrence of an Event of Default and at any time or from time to time thereafter:

a. In the case of any Event of Default, other than an Event of Default referred to in clause (viii) or(ix) of paragraph (a) of Section 5, GMAC may declare, by notice to Obligor, any and all of the Obligations immediately due and payable, and, in the case of any Event of Default referred to in clause (viii) or (ix) of paragraph
           (a) of Section 5, all of the Obligations shall automatically be and become due and payable, in either case without any other presentment, demand, protest or notice of any kind, anything in any other agreement to the contrary notwithstanding;

 b. GMAC shall have no obligation to make further loans, extensions of credit or other financial accommodations to or on behalf of Obligor, anything in any other agreement to the contrary notwithstanding;

c. GMAC may exercise all other rights to which it is entitled hereunder, including but not limited to those specified in Section 4 hereof;

d. Obligor shall, upon request of GMAC, assemble the Collateral and maintain or deliver it into the possession of GMAC at such place or places as GMAC may designate and as are reasonably convenient to both GMAC and Obligor;

e. GMAC may (i) without notice, demand or other process, and without charge, enter any of Obligor's premises and, without breach of the peace, until GMAC completes the enforcement of its rights in the Collateral, take possession of such premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Obligor's equipment for the purpose of completing any work-in-process, preparing any Collateral for disposition and disposing of or collecting any Collateral, and (ii) in the exercise of its rights under this Agreement, without payment of compensation of any kind, use any and all trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and the like to the extent of Obligor's rights therein and Obligor hereby grant a license for that purpose; and

f. If the Collateral consists in whole or in part of instruments and GMAC elects to sell or otherwise dispose of such instruments, (i) Obligor will, if it controls the issuer of such instruments, or if it otherwise has the right to effect such registration, and if GMAC deems such registration to be desirable, cause such instruments to be registered under the Securities Act of 1933, as amended, and take all other action, including but not limited to complying with the "blue sky" or securities laws of the several states and delivering to GMAC appropriate quantities of prospectuses, necessary or appropriate so as to permit the public sale of other disposition thereof by GMAC in such jurisdictions as GMAC may select, and indemnify, in the form then customary, all persons who are underwriters, statutory or otherwise, of such instruments in connection with such sale or disposition, such indemnity, to the extent applicable to GMAC, to be in addition to that afforded GMAC under Section 8(c) hereof, and (ii) GMAC may elect not to exercise its rights under clause (i) and in that event may, if in its judgment it shall be necessary or desirable so to do, restrict the number of prospective bidders so as to comply with the provisions of Section 5 of such Securities Act, and restrict such prospective bidders to persons who will represent and agree that they are purchasing the instruments in question for their own account for investment and not with a view to the distribution or resale of any thereof and who will further agree that such instruments purchased by them may bear an appropriate restrictive legend to that effect.

7. GENERAL REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Obligor hereby represents, warrants and agrees that:

a. The execution, delivery and performance of this Agreement are within its powers, corporate or otherwise, have been duly authorized by all required action and do not and will not contravene any law or any agreement or undertaking to which it is a party or by which it may in any way be bound or, if Obligor is a corporation, its certificate of incorporation or bylaws;

b. Obligor will furnish GMAC with all information concerning its business and financial condition as GMAC may request; and

c. Each of the representations and warranties contained in the Questionnaire, if any, submitted to GMAC by Obligor in connection with this Agreement is true and correct on the date hereof as if made on the date hereof and all other information, including financial statements and projections, furnished to GMAC at any time by or on behalf of Obligor was and will be complete and correct in all material respects to the extent necessary for the purpose of presenting the subject matter thereof fairly to GMAC.

8. EXPENSES OF OBLIGOR'S DUTIES; GMAC'S RIGHT TO PERFORM ON OBLIGOR'S BEHALF; GMAC'S EXPENSES AND INDEMNIFICATION.

a Obligor's agreements and duties hereunder shall be performed by it at its sole cost and expense.

b. If Obligor shall fail to do any act or thing which it has covenanted to do hereunder, GMAC may (but shall not be obligated to ) do the same or cause it to be done, either in its name or in the name and on behalf of Obligor, and Obligor hereby irrevocably authorizes GMAC so to act.

c. Obligor agrees to reimburse GMAC for all costs and expenses, including attorney's fees and disbursements, incurred, and to indemnify and hold GMAC harmless from and against all losses suffered, by GMAC in connection with (i) GMAC's exercise of any right or remedy granted to it hereunder, (ii) any claim and the prosecution or defense thereof arising out of or in any way connected with this Agreement, and (iii) the collection or enforcement of the Obligations.

d. Amounts payable by Obligor under this Section 8 shall constitute Obligations which shall be payable on demand.

9.         NO WAIVERS OF RIGHTS HEREUNDER; RIGHTS CUMULATIVE.

a. No delay by GMAC in exercising any right hereunder, or under any of the other Obligations, shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. No waiver of any of the other Obligations shall be enforceable against GMAC unless in writing and signed by an officer of GMAC, and unless it expressly refers to the provision affected; any such waiver shall be limited solely to the specific event waived.

b. All rights granted GMAC hereunder shall be cumulative and shall be supplementary of and in addition to those granted or available to GMAC with respect to the other Obligations or under applicable law and nothing herein shall be construed as limiting any such other right.

10.        ASSIGNMENT; PARTICIPATIONS.

a. GMAC may assign any or all of the Obligations and may transfer therewith any or all of the Collateral therefor and the transferee shall have the same rights with respect thereto as had GMAC. Upon such transfer, GMAC shall be released from all responsibility for the Collateral so transferred.

b. GMAC may from time to time sell or otherwise grant participation in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between GMAC and such holder, be entitled to the same benefits with respect to any Collateral for the Obligations in which such holder is a participant as GMAC. Obligor agrees that each such holder may exercise any and all rights of banker's lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though Obligor were directly indebted to such holder in the amount of such participation.

11.        CONTINUING AGREEMENT; TERMINATION.

a. This Agreement shall be a continuing agreement and shall apply to all future Obligations notwithstanding that at any particular time all of the Obligations then outstanding shall have been paid in full.

b. This Agreement shall continue in full force and effect until written notice of termination shall have been received by GMAC at its address stated below, but, notwithstanding any such notice, this Agreement shall continue in full force and effect until all Obligations then outstanding (whether absolute or contingent) shall have been paid in full and all rights of GMAC hereunder shall have satisfied or other arrangements for the securing of such rights satisfactory to GMAC shall have been made. Upon receipt of any such notice, GMAC shall have no obligation to make further loans, extensions of credit or other financial accommodations to or on behalf of Obligor, anything in any other agreement to the contrary notwithstanding.

12.        GOVERNING LAW; JURISDICTION; CERTAIN WAIVERS.

a. This agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, and GMAC shall have the rights and remedies of a secured party under applicable law, including but not limited to the Uniform Commercial Code of New York.

b. Obligor agrees that all actions and proceedings relating directly or indirectly to this Agreement or any of the other Obligations shall be litigated in courts located within the State of New York or elsewhere as GMAC may select and that such courts are convenient forums and submits to the personal jurisdiction of such courts.

c. Obligor waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, directed to Obligor at its address last specified for notices hereunder, and service so made shall be deemed completed two days after the same shall have been so mailed.

d. Obligor waives the right to a trial by jury in any action or proceeding between it and GMAC and waives the right to assert in any action or proceeding with regard to this Agreement or any of the Obligations any offsets or counterclaims which it may have.

e. GMAC shall not be required to take any steps necessary to preserve rights against prior parties.

13.        DEFINITIONS.  As used herein:

a. All terms defined in Article 1 or 9 of the New York Uniform Commercial Code as in effect on the date of this Agreement (other than the term "Collateral") are used herein (including in Schedule A hereto) with the meanings therein given; such terms include but are not limited to "account," "chattel paper," "deposit account," "document," "equipment," "general intangibles," "goods," "instrument," "inventory," "money," and "security interest."

b. The following terms shall have the indicated meanings: "AFFILIATE" of GMAC shall mean a corporation that directly or indirectly controls or is controlled by, or is under common control with, GMAC. "DISTRIBUTIONS" shall mean Ordinary Distributions and Extraordinary Distributions; "Ordinary Distributions" shall mean cash dividends to the extent paid out of retained earnings, and interest paid in cash, in each case with respect to all instruments constituting part of the Collateral, except to the extent that any such dividend is made in connection with a partial or total liquidation or a reduction of capital, or any such interest is penalty interest, or, in each case, to the extent the same is not in the ordinary course; and "EXTRAORDINARY
           DISTRIBUTIONS" shall mean all dividends, interest and distributions on or in respect of and all proceeds of such instruments other than Ordinary Distributions.

           "GUARANTOR" shall mean any maker, drawer, acceptor, endorser, guarantor, surety, accommodation party or other person liable upon or for any of the Obligations.

           "INSTRUMENT COLLATERAL" shall mean (a) all Distributions on or in respect of (i) the instruments listed in Schedule A, or (ii) any instruments or property which constitute Instrument Collateral by virtue of any provision of this definition (whether, in either case, upon conversion of convertible securities included therein or through stock split, spin-off, reclassification, merger, consolidation, sale of assets, combination of shares or otherwise) and (b) all other instruments and other property issued with respect to or in exchange for (i) the instruments listed in Schedule A or (ii) any instruments or other property which constitute Instrument Collateral by virtue of any provision of this definition (whether, in either case, upon conversion of convertible securities included therein or through stock split, spin-off, reclassification, merger, consolidation, sale of assets, combination of shares or otherwise).

           "PERMITTED LIENS" shall mean (i) the lien of any real estate mortgage in effect on the date of this Agreement to the extent that it is at any time a lien on any Collateral that constitutes a "fixture"; (ii) liens for taxes not yet due; (iii) other liens incurred in the ordinary course of business that do not (a) arise under the Employee Retirement Income Security Act of 1974 or (b) secure obligations which are due and payable or obligations for borrowed money; (iv) easements, rights-of-way and other similar encumbrances on real property which do not interfere with the ordinary conduct of the business of the Obligor; and (v) liens consented to by GMAC in writing.

c. The words "it" or "its" as used herein shall be deemed to refer to individuals and to business entities.

14.        NOTICES.

           Any notice or request hereunder may be given to Obligor or to GMAC at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder may be given by, in the case of notices or requests to Obligor, mail, telex or telegram, or by telephone subsequently confirmed by mail, telex or telegram, and, in the case of notices to GMAC, registered mail, return receipt requested, or by telex or telegram, subsequently confirmed by such registered mail. Notices and requests to Obligor shall, in the case of those by mail, telex or telegram, be deemed to have been given when deposited in the mail, first-class postage prepaid, or delivered to the telegraph office or telex operator, addressed as provided in this Section, and in the case of those by telephone, when so communicated to Obligor; notices to GMAC shall be deemed to have been given only when actually received by GMAC at its address determined as provided in this Section.

           Any requirement under applicable law of reasonable notice by GMAC to Obligor of any event shall be met if notice is given to Obligor in the manner prescribed above at least seven days before (a) the date of such event or (b) the date after which such event will occur.

15.        GENERAL.

a If this Agreement is executed by two or more Obligors, they shall be jointly and severally liable hereunder, all provisions hereof regarding the Obligations or the Collateral shall apply to the Obligations and Collateral of any or all of them and the termination of this Agreement as to one or more of such Obligors shall not terminate this Agreement as to any remaining Obligors.

b. This Agreement shall be binding upon the heirs, executors, administrators, assigns or successors of each of the undersigned Obligors and shall inure to the benefit of and be enforceable by GMAC, its successors, transferees and assigns.

c. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction affecting the validity or enforceability of such provision in any other jurisdiction.

d. Notwithstanding anything the contrary herein, any reference to GMAC herein shall be deemed to be a reference to GMAC, as Agent on behalf of and for the benefit of the Lenders under the Agreement, and any action taken by GMAC as Agent hereunder, shall be taken in accordance with the terms and provisions of the Agreement. If there shall be any discrepancy between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

Dated June 6, 2000 in New York, New York

INTERFACE ELECTRONICS CORP.


By: /s/ Joel H. Girsky                    By:
   -------------------------------           ----------------------------------
Title: President                             Title:

124 Grove Street                             ----------------------------------
Franklin, MA 02028                           ----------------------------------
[Address of Obligor]                         [Address of Obligor]


Accepted in New York, New York, on                         , 20


GMAC COMMERCIAL CREDIT, LLC.                 FLEET BANK, N.A.,
as Agent and Lender                          as Lender


By: /s/ Daniel J. Murray                  By: /s/ Alice Adelberg
   --------------------------------          ----------------------------------
Title: Senior Vice President              Title: Vice President

1290 Avenue of the Americas

New York, NY 10104

                                   SCHEDULE A


The following property constitutes part of the "Collateral":

       ALL ACCOUNT RECEIVABLES, INVENTORY AND EQUIPMENT NOW OWNED OR HEREAFTER ACQUIRED BY OBLIGOR, AS DEFINED BELOW:

"ACCOUNTS RECEIVABLE" SHALL MEAN AND INCLUDE ALL OF THE FOLLOWING:

       ALL PRESENT AND FUTURE ACCOUNTS, CONTRACT RIGHTS, CHATTEL PAPER, DOCUMENTS, INSTRUMENTS AND GENERAL INTANGIBLES AS SAID TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE INCLUDING, WITHOUT LIMITATION, TRADEMARKS, TRADENAME, TRADESTYLES, TRADE SECRETS, EQUIPMENT FORMULATION, MANUFACTURING PROCEDURES, QUALITY CONTROL PROCEDURES, PRODUCT SPECIFICATIONS, PATENTS, PATENT APPLICATIONS, COPYRIGHTS, REGISTRATIONS, CONTRACT RIGHTS, CHOSES IN ACTION, CAUSES OF ACTION, CORPORATE OR OTHER BUSINESS RECORDS, INVENTIONS, DESIGNS, GOODWILL, CLAIMS UNDER GUARANTEES, LICENSES, FRANCHISES, TAX REFUNDS, TAX REFUND CLAIMS, COMPUTER PROGRAMS, COMPUTER DATABASES, COMPUTER PROGRAM FLOW DIAGRAMS, SOURCE CODES, OBJECT CODES AND ALL OTHER INTANGIBLE PROPERTY OF EVERY KIND AND NATURE; GOODS REPRESENTED BY ANY OR ALL OF THE FOREGOING AND MERCHANDISE RETURNS; BOOKS AND RECORDS PERTAINING TO THE FOREGOING AND EQUIPMENT CONTAINING SAME, WHEREVER LOCATED; AND ALL PROCEEDS OF ALL OF THE FOREGOING.

"INVENTORY" SHALL MEAN AND INCLUDE ALL OF THE FOLLOWING:

       ALL PRESENT AND HEREAFTER ACQUIRED INVENTORY, AS DEFINED IN THE UNIFORM COMMERCIAL CODE, WHEREVER LOCATED, INCLUDING BUT NOT LIMITED TO RAW MATERIALS, WORK IN PROCESS AND FINISHED GOODS; ALL PROCEEDS AND PRODUCTS OF THE FOREGOING; AND ALL DOCUMENTS OF TITLE EVIDENCING ANY OF THE FOREGOING.

"EQUIPMENT" SHALL MEAN AND INCLUDE ALL OF THE FOLLOWING:

       ALL PRESENT AND HEREAFTER ACQUIRED EQUIPMENT, AS DEFINED IN THE UNIFORM COMMERCIAL CODE, WHEREVER LOCATED; AND PROCEEDS OF THE FOREGOING.

                              [Letterhead of GMAC]


June 6, 2000


JACO ELECTRONICS, INC.  ("Jaco")
145 Oser Avenue
Hauppauge, NY 11778

NEXUS CUSTOM ELECTRONICS, INC.  ("Nexus")
Prospect Street
Brandon, VT 05733

Gentlemen:

              Reference is made to the Second Restated and Amended Loan and Security Agreement in effect between us as successor by merger to BNY Financial Corporation which was merged into GMAC Commercial Credit LLC ("GMAC"), as Agent and Lender, and Fleet Bank, N.A., f/k/a Natwest Bank, N.A ("Fleet") as Lender, dated September 13, 1995, as supplemented and amended from time to time, (the "Agreement"). Both GMAC and Fleet may hereinafter be referred to jointly as the "Lenders", and individually, as a "Lender". Initially capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

              WHEREAS, you have requested that we amend the Agreement so as to increase the Maximum Loan Amount for each Lender from $15,000,000 to $25,000,000, for a total amount of $50,000,000; and

              WHEREAS, you have requested such increase to enable you to purchase 100% of the common stock of Interface Electronics Corp ("Interface"); and

              WHEREAS, the Lenders are willing to agree to such an increase in the Maximum Loan Amount for each Lender, provided that simultaneously with such increase, Interface execute and sign an Assumption Agreement by which it will become an additional Debtor under the Agreement with the same effect as if it had been an original signor of such Agreement, and

              WHEREAS, as part of such assumption by and incorporation of Interface into the Agreement as an additional Debtor, Interface would pledge all of its assets to the Agent on behalf of the Lenders; and

              WHEREAS, you and Interface are agreeable to the foregoing conditions;

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1. Effective as of the date hereof, the Agreement shall be amended by replacing the phrase "$15,000,000" appearing next to the phrase "Maximum Loan Amount" underneath the signature of each Lender, with the phrase "$25,000,000".

2. Interface shall be deemed a Debtor for all purposes of the Agreement, with the same result as if it had been an original signor of the Agreement.

3. The phrase "$15,000,000" appearing on the 8th line of Section 4(a) of the Agreement shall be deleted in its entirety, and replaced with the phrase "$30,000,000".

4. The definition of "Contract Rate" as set forth in paragraph 1 of the Agreement, as amended by an Amendment letter dated August 1, 1997, is hereby deleted and replaced with the following:

                     "'Contract Rate' means an interest rate per annum equal to
              (i) the applicable LIBO Rate, plus one and three quarter percent (1.75%) in the case of LIBO Rate Loans first continued or converted thereto prior to June 30, 2000, (ii) in the case of LIBO Rate Loans first continued or converted thereto, in the quarter ending September 30, 2000 or thereafter, the applicable LIBO Rate plus the margin ("LIBO Margin") stated opposite the ratio range of Funded Debt to net earnings before interest, taxes, depreciation, amortization, extraordinary gains and losses and all other non-cash charges on a consolidated basis ("EBITDA") during the immediately preceding four fiscal quarters as stated in the table immediately below:

              Funded Debt/EBITDA             LIBO Margin

              greater than 3.5 to 1          2 1/4%

              3.0 to 3.5 to 1                2%

              2.5 to 3.0 to 1                1 3/4%

              2.0 to 2.5 to 1                1 1/2%

              1.5 to 2.0 to 1                1 1/4%

              less than 1.5 to 1             1%

              The Contract Rate applicable to LIBO Rate Loans shall be adjusted quarterly."

              5. In consideration for the increase in the Maximum Loan Amounts,
                 Debtor shall pay to Agent for the pro rata share of each Lender a facilitation fee of $50,000.

              6. The following section shall be added as Section 5(a)(v)of the
                 Agreement:

                 "(v) If at any time, the Agent shall have determined (which determination shall be conclusive and binding upon the Debtor) that, by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Contract Rate for any requested Loan or any outstanding Loan, or if the Agent shall have received notice from any Lender
                        (in each case an 'Affected Lender') that the Contract Rate determined pursuant to the terms hereof does not accurately reflect the cost to such Affected Lender of making or maintaining its Loans at the Contract Rate, then the Agent shall give telephonic notice thereof, to the Borrower, as soon as practicable thereafter. If such notice is given, any Loans outstanding or requested shall become or be made as Loans bearing interest at the Alternate Base Rate. Until such notice has been withdrawn by the Agent, no further Loans shall be made or continued at the Contract Rate. After withdrawal of such notice, all outstanding Loans, and all requested Loans thereafter, shall again bear interest at the Contract Rate."

              7. The following shall be added as Section 5(a)(vi) of the
                 Agreement:

                 "(vi) Upon the occurrence and continuation of an Event of Default and after notice by the Agent to the Debtor or after maturity or after judgment has been rendered on Obligations of the Debtor hereunder, the unpaid principal of all Loans shall, at the opinion of the Agent, bear interest at a rate which is two (2%) percent per annum in excess of any interest rate which would otherwise be applicable under the terms of this Agreement."

              8. The following shall be added as Section 5(a)(vii)of the
                 Agreement:

                 "(vii) If any payment hereunder becomes due on a day which is not a Business Day, the due date of payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment."

               9. Section 17(e) of the Agreement shall be amended to read in its entirety as follows:

                     "(e) Maintain at all times consolidated net worth (all
                          amounts which would be included under shareholder's equity on a consolidated balance sheet of Debtor, determined in accordance with generally accepted accounting principles), in an amount not less than $39,000,000 from 6/30/00 to 3/31/01, and of not less than $42,000,000 as of 6/30/01, which amount shall be increased at the end of each quarter on a cumulative basis by an amount equal to 50% of the consolidated net profit after taxes, if any, for such quarter."

                10. Section 17(f) of the Agreement shall be amended to read as follows:

                     "(f) Maintain at all times a ratio of the sum of (i) cash
                          and cash equivalents, plus (ii) accounts receivable to current liabilities (as defined in paragraph 17(d) of not less than .40 to 1 as of 6/30/00 and at all times thereafter."

                11.  The following shall be added as Section 17(h) of the
                     Agreement:

                     "(h) Maintain a Cash Flow Ratio at the end of each of the
                          following calculation quarters of at least 2.00 to 1 for each quarter for the period from the quarter ending 6/30/00 through the quarter ending 3/31/01, and for the quarter ending 6/30/01 and at all times thereafter, 2.25 to 1."

                12.  The following shall be added as Section 18(g):

                     "(g) Permit the Funded Debt Ratio at the end of each
                          quarter to be greater than the amount set forth below for each computation quarter:

                          Computation Quarter                Funded Debt Ratio

                                 6/30/00                        4.0 to 1

                                 9/30/00                        3.75 to 1

                                 12/31/00                       3.75 to 1

                                 3/31/01                        3.50 to 1

                                 6/30/01 and at all times

                                 thereafter                     3.50 to 1"

              13. The terms and conditions of Sections 17(d), 17(g) and 18(e) of the Agreement shall be deleted in their entirety, and the words: "[Intentionally omitted]" shall be substituted therefor.

              14. The following section shall be added as Section 22(e) of the Agreement:

                     "(e) Any Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Debtor, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in any or all of the Loans held by such lender hereunder. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to Debtor, such Lender shall remain responsible for the performance of its obligations hereunder and Debtor shall continue to deal solely and directly with such Lender in connection with Debtor's rights and obligations hereunder. A Lender may furnish any information concerning Debtor in its possession from time to time to prospective Participants, provided that such Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information."

              15. The following section shall be added as Section 27 of the Agreement:

                     "27. Any Lender may at any time pledge all or any portion of its rights hereunder and under the agreements, instruments and documents executed in connection herewith (collectively, the "Loan Documents") to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act. 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release such Lender from its obligations under any of the Loan Documents."

              16. The following definitions shall be added to Section 1 of the Agreement in alphabetical order:

                     "Funded Debt" shall mean for Debtors on a consolidated basis, liabilities for borrowed money, including without limitation, capitalized lease obligations.

                     "Funded Debt Ratio" shall mean as at the end of each quarter, the ratio, for any given computation period of (a) Funded Debt to (b) EBITDA calculated on a rolling four quarter basis.

                     "Cash Flow Ratio" shall mean as EBITDA less unfunded capital expenditures and less cash taxes paid, divided by the sum of interest expense and current portion of long term debt, calculated at the end of each quarter on a rolling four quarter basis.

              17. This Agreement shall become effective subject to the satisfaction of the following conditions precedent:

                     (a) Delivery of a fully executed copy of this Amendment to the Agent.

                     (b) Delivery of a fully executed Assumption Agreement
                         signed by the Debtor (comprised of Jaco, Nexus and Interface as well as agreed to by all of the subsidiaries in their capacities as guarantors) by which all Debtors shall agree that Interface shall become a Debtor under the Agreement.

                     (c) Delivery of a fully executed General Security
                         Agreement, executed by Interface, granting the Agent, for the benefit of the Lenders, a First Priority security interest in all assets of Interface as well as delivery of duly executed UCC Financing
                         Statements covering such assets.

                     (d) Delivery of a fully executed questionnaire relating to the business of Interface.

                     (e) Delivery of a Certificate by the Secretary of Interface
                         in form satisfactory to the Agent, evidencing Board of Directors resolutions authorizing the transactions contemplated hereby.

                     (f) The non-occurrence or continuation of an Event of
                         Default under the Agreement.

                     (g) The prior or simultaneous completion of the purchase by the Debtor of 100% of the outstanding common stock of Interface.


              18. By their signatures below, Jaco, Nexus and Interface hereby ratify the Agreement and agree to be jointly and severally liable for all Obligations under the Agreement and agree that all of the outstanding amounts of the Loans under the Agreement, as of the date hereof, shall be valid and binding Obligations of each of them, and shall be deemed Obligations outstanding under the Agreement, and hereby agree and promise to repay to the Agent, for the benefit of the Lenders, such Obligations (including but not limited to all applicable interest) in accordance with the terms of the Agreement, but in no event, later than the Termination Date (for purposes hereof, "Termination Date" shall mean September 14,
                     2001, or any extended termination date, or any earlier termination date, whether by acceleration or otherwise).

              19. By their signatures below, Jaco, Nexus and Interface hereby ratify and affirm to the Agent that as of the date hereof, they are in full compliance with all covenants under the Agreement and certify that all representations and warranties of the Agreement are true and accurate as of the date hereof, with the same effect as if they had been made as of the date hereof.

              Except as herein specifically amended, the Agreement shall remain in full force and effect in accordance with its original terms, except as previously amended.

              If the foregoing accurately reflects our understanding, kindly sign the enclosed copy of this letter and return it to our office as soon as practicable.


                                               Very truly yours,

                                               GMAC COMMERCIAL CREDIT LLC


                                               By: /s/ Frank Imperato
                                                  ----------------------------
                                                    Title: Senior Vice President

AGREED AND ACCEPTED:
JACO ELECTRONICS, INC.                         FLEET BANK, N.A.


By: /s/ Joel Girsky                            By: /s/ Alice Adelberg
   -----------------------------                  ----------------------------
           Title: President                         Title: Vice President


NEXUS CUSTOM ELECTRONICS, INC.                 INTERFACE ELECTRONICS CORP.


By: /s/ Joel Girsky                            By: /s/ Joel Girsky
   -----------------------------                  ----------------------------
     Title: President                               Title: President